(DECHERT LLP LOGO)                                                  EXHIBIT i(3)


September 23, 2004

ING Investment Funds, Inc.
7337 East Doubletree Ranch Road
Scottsdale, AZ 85258-2034


Re: ING Investment Funds, Inc.
    (File Nos. 002-34552 and 811-01939)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment No. 60 to the Registration Statement of ING Investment Funds, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP

Law Offices of Dechert LLP
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